Exhibit 3.66
TRANSLATION
ARTICLES OF ASSOCIATION
OF
HAYES LEMMERZ BARCELONA, S.L.
CHAPTER I
NAME, REGISTERED OFFICES, OBJECTS
AND DURATION OF THE COMPANY
ARTICLE 1. The company is a limited liability company named HAYES LEMMERZ BARCELONA, S.L. and is governed by these Articles of Association, by the SRL Companies Law 2/1995 of 23rd March 1995 (hereinafter referred to as “the Law”) and by any other applicable legislation.
ARTICLE 2. The objects of the company are the manufacture and marketing of vehicle components, brakes, wheels and related items.
The activities described may be carried on directly or through holdings in companies with identical or similar objects.
ARTICLE 3. The registered offices of the company are at Les Planes 1-1A, Sant Joan Despí (Barcelona), and the Management has powers to open, move or close branches, agencies and offices.
The registered offices may be moved by the Management to another address in the same town, but a resolution by the General Meeting shall be required in order to move them to another locality.
ARTICLE 4. The duration of the company shall be indefinite, and it shall be considered to subsist until its dissolution is recorded in the Commercial Registry. The company commenced operating on the date of execution of the deed of incorporation.
CHAPTER II
CAPITAL AND PARTICIPATIONS
ARTICLE 5. The capital is 4,806,400 euros, divided into 640,000, accumulable and indivisible participations with a nominal value of 7.51 euros each, numbered from 1 to 640,000, all fully subscribed and paid up.
ARTICLE 6. Possession of one or more participations presupposes acceptance of these Articles of Association and agreement with corporate resolutions, except in the cases provided in the Law.

When a participation belongs to several persons, they shall appoint one of their number to exercise the rights attaching to the participation but they shall all be jointly and severally liable to the company in respect of all obligations deriving from their status as member.
ARTICLE 7. In the event of a beneficial interest in any participations, the legal owner shall have the status of member, but the beneficial owner shall be entitled to receive the dividends payable by the company. All other rights shall be exercised by the legal owner.
In the case of a pledge of participations, the rights attaching thereto shall be exercised by the owner.
ARTICLE 8. The acquisition of participations under any title must be notified to the Management in writing, indicating the name and address of the new member, otherwise the new owner may not exercise the rights attaching to the participations.
ARTICLE 9. The company shall keep a register of members in which the original owners and successive transfers of participations, whether voluntary or compulsory, shall be recorded, as well as the constitution of any rights in rem or other charges thereon. Each entry shall indicate the name and address of the holder of the participation or right or lien on it. Any member may consult this register, which shall be the responsibility of and be kept by the Management. Holders of participations or rights in rem or liens thereon shall be entitled to obtain a certificate of such participations, rights in rem and liens registered in their name.
CHAPTER III
SYSTEM OF GOVERNMENT AND MANAGEMENT OF THE COMPANY
ARTICLE 10. The company shall be governed and managed by:
a) The members in General Meeting, and
b) An organ of Management, which may consist of a Sole Director, several Individual Directors, several Joint Directors, at least two of whom must act jointly, or a Board of Directors.
I. GENERAL MEETINGS
ARTICLE 11. The General Meeting, validly constituted in accordance with these Articles of Association, represents all the members and exercises all the rights of the company, and its resolutions shall be binding on all members, including those absent or in dissent, as from the date on which they were passed, without prejudice to approval of the minutes of the Meeting at which they were passed in the manner laid down by the Law.
The above is without prejudice to the rights of separation and objection to resolutions afforded to the members under the Law.

ARTICLE 12. The General Meeting shall be called by the Management to be held within the first six months of each financial year in order to review the management of the company, to approve the accounts for the previous year and decide on the allocation of results, and to decide any other matters included on the agenda.
General Meetings shall also be called at the discretion of the Management or at the request of a number of members representing at least five per cent of the capital, which request must indicate the matters to be dealt with at the Meeting. In such case, the Meeting shall be called to be held within one month from the date on which the relevant notarial request was served. The agenda shall include all the items indicated in the request.
The members may request in writing prior to the Meeting, or verbally during the Meeting, information on matters included on the agenda. The Management must provide such information, except in those cases in which, in its opinion, publication of the information requested would not be in the company’s interests. This exception shall not apply when the request is made by members representing at least twenty-five per cent (25%) of the capital.
ARTICLE 13. General Meetings shall be held in the locality in which the company has its registered offices, at the place, date and time designated by the Management.
The notice of Meeting must be sent by registered letter to each of the members at their address appearing in the register of members, and by air mail in the case of a member resident abroad, no less than fifteen days prior to the date scheduled for the Meeting, which shall be counted as from the date on which the last notice is sent. The notice shall indicate the date, time and place of the Meeting, the name of the person(s) issuing the notice, the matters to be dealt with, and the right to obtain the documents to be submitted to the General Meeting for approval, as well as, in the case of the annual accounts, the directors’ report and, where applicable, the auditors’ report.
ARTICLE 14. General Meetings may be attended by all members duly recorded in the register of members. Should they not attend in person, they may appoint a proxy, who need not be a member; the proxy must be in writing and specific to each Meeting, although a permanent proxy may be appointed in a public instrument.
ARTICLE 15. The Chairman and the Secretary of General Meetings shall be the Chairman and Secretary of the Board of Directors, or failing them or in the absence of a Board, such persons as may be elected by the members present at the start of the Meeting.
The Chairman of the Meeting shall direct discussions, indicate the order of speakers and settle any queries on the Articles of Association that may arise. The Secretary of the Meeting shall draw up the minutes, which shall be countersigned by the Chairman of the Meeting. Certificates of resolutions passed by the Meeting shall be issued by the person with powers to do so, complying at all times with the requirements of Article 109 of the Mercantile Registry Regulations.
ARTICLE 16. Resolutions shall be passed by majority of votes validly cast, provided these represent at least one third of the capital.

By way of exception, resolutions on an increase or reduction of capital and any other modification of the Articles of Association that requires a special majority shall require the favourable vote of over half the capital.
Also by way of exception, the conversion, merger or demerger of the company, the abolition of the preemptive subscription right on increases of capital, the expulsion of members and the authorization referred to in Article 65.1 of the Law, shall require the favourable vote of at least two- thirds of the capital.
Resolutions shall be minuted and recorded in the relevant book.
Resolutions passed by the General Meeting shall be implemented by any Director designated for this purpose or any person specially empowered to do so.
ARTICLE 17. Notwithstanding the provisions of Article 13 hereof, the General Meeting shall be considered validly constituted in any place, without notice, in order to discuss and resolve any corporate business within its competence, provided that all the members are present, agree unanimously to holding the Meeting and unanimously accept the agenda. The minutes of such Meetings shall be signed by all those present.
II. MANAGEMENT OF THE COMPANY
ARTICLE 18. The management and day-to-day running of the company shall, without prejudice to the powers attributed to the General Meeting, be organized in one of the following forms: a Sole Director, several Individual Directors, several Joint Directors, at least two of whom must act jointly, or a Board of Directors. The General Meeting shall decide which form to use without the Articles of Association having to be amended. All resolutions altering the system of management of the company, whether or not it involves an amendment of the Articles of Association, shall be implemented in a public deed and registered in the Mercantile Registry.
The office of director shall not be remunerated and shall be held for an indefinite period, although directors may resign or be removed at any time.
No person disqualified by law from holding office may be a member of the Management.
ARTICLE 19. The Management shall represent the company in all matters affecting its business, and may perform and sign acts and contracts of all kinds, not only relating to administration but also to the ownership and encumbrance of assets of all kinds, save only for those matters that are the sole responsibility of the General Meeting pursuant to the Law or to these Articles of Association.
ARTICLE 20. When the Management of the company is in the hands of a Board of Directors, the following rules shall apply:
a) The Board shall be composed of a minimum of three and a maximum of twelve persons, who may be shareholders or not.

b) It shall elect a Chairman from among its members, and also a Vice-Chairman if deemed appropriate.
c) The Secretary to the Board need not be a director; if he is not a director he shall be entitled to speak but not to vote at Board meetings.
d) The Board shall meet at the discretion of Chairman or at the request of any director, and shall be called by the Chairman by letter or telefax sent to each one of the directors at least twenty-four hours in advance. indicating the time of the meeting and the principal matters to be discussed. The quorum for meetings shall be the majority of Board members, in person or represented by another director.
e) Minutes shall be drawn up of all meetings and shall be signed by all those present or by the Chairman and Secretary alone, and the Secretary to the Board shall be responsible for issuing and signing certificates of resolutions, which shall be countersigned by the Chairman of the Board.
f) Resolutions shall require the favourable vote of an absolute majority of Board members. The appointment of Managing-Directors shall require the favourable vote of two-thirds of the Board members.
g) Resolutions by the Board of Directors may be contested in accordance with the Law.
h) Resolutions may be passed in writing, without a meeting being held, which this procedure is accepted by all the directors.
CHAPTER IV
FINANCIAL YEAR
ARTICLE 21. The financial year shall begin on 1 February and shall end on 31 January each year. The Management shall draw up the annual accounts, directors’ report and proposal for the allocation of results for each financial year within three months from the end of the year. Following the notice of the General Meeting, any member may obtain from the company, immediately and free of charge, the documents to be submitted to the General Meeting for approval, together with the management report and, where applicable, the auditors’ report, but the provisions of the second paragraph of Article 86 of the Law shall not be applicable.
ARTICLE 22. The profits shall be distributed in the manner agreed by the General Meeting.
CHAPTER V
DISSOLUTION AND LIQUIDATION
ARTICLE 23. The company shall be dissolved by resolution of the General Meeting, passed in accordance with the provisions of the Law, and in the cases of compulsory dissolution provided for in Article 104.1 of the Law.

ARTICLE 24. Once the dissolution of the company has been agreed, the subsequent liquidation procedure shall be carried out in accordance with the provisions of the Law.
CHAPTER VI
PRE-EMPTIVE ACQUISITION RIGHTS
ARTICLE 25. Transfers of participations shall be formalized in a public instrument, and in the case of transfers inter vivos shall be subject to the following formalities and the transfers referred to in Article 29.1 of the Law may not be freely made:
a) Any member proposing to transfer all or part of his participations shall inform the management in writing, indicating the quantity and numbers of the participations, the sale price per participation, terms of payment and any other conditions of any offer to purchase the participations that the vendor may have received from a third party, together with the personal particulars of the latter. He shall also indicate whether he intends to sell the participations en bloc or whether he agrees to their being acquired in part by the remaining members.
b) Within the following eight days, by letters sent in a legally effective manner, the management shall announce the intended sale to the other members, who shall have a period of fifteen days from the date of receipt of the letters in which to inform the management in writing of their intention to purchase, stating the number of participations and the purchase price, should they not accept the price indicated by the vendor.
c) If the demand for participations exceeds the number offered for sale, these shall be allotted in proportion to each member’s existing holding.
d) The acquisition price shall be fixed by mutual agreement between the parties, and failing that it shall be the reasonable value of the participations on the date on which the company was notified of the intention to transfer them. Reasonable value shall be understood as the value determined by an auditor, other than the company’s auditor, appointed for this purpose by the directors of the company. The costs of determining the price shall be paid by the company.
e) Once the sale price has been fixed (by agreement between the two parties or by the auditor), the transfer of the participations must be formally completed within the following fifteen days and the price paid in cash or the deferred portion guaranteed by a credit establishment if deferred payment has been agreed by the parties involved.
f) Should the other members not wish to exercise their pre-emptive rights, the company may acquire the participations within a further period of fifteen days, to be redeemed and the capital reduced accordingly. On expiry of this last period without either the members or the company having exercised their pre-emptive rights, or if the sale en bloc is a condition of the offer and there are not sufficient purchasers for all the participations, the vendor shall be free to transfer all the participations on sale to third parties on the terms notified to the management within a period of one month from the date on which he was notified of the situation by the management. If the sale en bloc is not a condition of the offer and requests to purchase cover only some of the participations on sale, the vendor may transfer the remaining participations to third parties on the terms notified to the management within a period of one month from the date of formal execution of the part purchase. The vendor may also transfer the participations on the terms notified to the company if three months have elapsed since notification of the intention to sell without the company having named any person(s) interested in acquiring them.
g) Any transfer of participations not made in accordance with the foregoing rules shall be considered null and void and the company shall not recognize the purchaser as a member or register him in the Register of Members.
h) The subscription rights in respect of any increase of capital may be assigned to third parties or to other members, following the procedure described above, though the time limits shall be reduced by half.
Should a member offer subscription rights for sale, the period for exercising such rights shall be suspended until the procedure described in this Article has been completed.
i) In the case of transmissions mortis causa, the surviving members shall be entitled to acquire the participations owned by the deceased member on the terms and conditions laid down in Article 32.2 of the Law.